Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2018 RESULTS

Second Quarter Highlights

•	Total revenue of $43.4 million, an 18% year-over-year increase
•	Net loss of $(4.1) million; adjusted net loss of $(4.0) million
•	Loss per diluted share and adjusted loss per diluted share of $(0.09)
•	Adjusted EBITDA of $5.3 million and a 12% Adjusted EBITDA margin
•	Total liquidity of $88.5 million, comprised of $33.5 million in cash on hand and $55.0 million of revolver availability
•	Entered into a five-year frame agreement for stimulation support services with a North Sea customer
•	Revised full year 2018 consolidated revenue growth rate expectation to 35% to 40%

HOUSTON, August 7, 2018  – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (“NCS” or the “Company”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter ended June 30, 2018.

Financial Review

Revenues were $43.4 million for the quarter ended June 30, 2018,  an increase of $6.5 million or 18% as compared to the second quarter of 2017. This increase was primarily attributable to an increase in services revenue, including tracer diagnostics services, which we added in 2017 through the acquisition of Spectrum Tracer Services, LLC (“Spectrum”). We also experienced an increase in sales volumes of well construction products and composite frac plugs. These increases were offset by lower fracturing systems product sales, primarily in Canada, which was negatively impacted by reduced industry activity as a result of an extended Spring Break-up.  Total revenues decreased by 39% as compared to the first quarter of 2018 with a decrease of 71% in Canada partially offset by increases of 26% in the U.S. and 21% in other countries.

Net loss was $(4.1) million, or $(0.09) per diluted share for the quarter ended June 30, 2018, which included a net expense of $0.1 million ($0.1 million after tax, or $0.00 per diluted share) related to the change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses.  Adjusted net loss, which excludes these items, was $(4.0) million or $(0.09) per diluted share for the quarter ended June 30, 2018. This compares to a net loss of $(4.5) million, or $(0.11) per diluted share in the second quarter of 2017, which included a net expense of $1.4 million ($1.0 million after tax, or $0.02 per diluted share) related to the write-off of debt issuance costs, professional expenses incurred in connection with the initial public offering of our common stock (“IPO”) and acquisitions, change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses. Adjusted net loss, which excludes these items, was $(3.5) million or $(0.09) per diluted share for the quarter ended June 30, 2017.

Adjusted EBITDA was $5.3 million for the quarter ended June 30, 2018,  an increase of $0.6 million as compared to the second quarter of 2017.  Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, increased to $23.5 million, or 54% of total revenues in the second quarter of 2018, as compared to $18.0 million, or 49% of total revenues, in the second quarter of 2017. This was offset by an increase in selling, general and administrative expenses in the second quarter as compared to the prior year, primarily related to increases in personnel to support growth, the inclusion of tracer diagnostics operations resulting from our Spectrum acquisition and public company costs. As a result, Adjusted EBITDA margin for the quarter was 12%, as compared to 13% for the second quarter of 2017.

Capital Expenditures and Liquidity

The Company spent $2.5 million in capital expenditures, net during the second quarter of 2018 and $3.6 million, net, for the six months ended June 30, 2018.

As of June 30, 2018, the Company had $33.5 million in cash, total availability under its revolving credit facility of $55.0 million and $25.0 million in total debt.

Announcement of North Sea Frame Agreement

NCS is pleased to announce that it has entered into a five-year frame agreement with a customer operating in the North Sea for stimulation support services. Work for NCS under the agreement is subject to individual purchase orders, with purchase orders having been issued for several wells that are expected to be completed in late 2018 and 2019.

Revision to 2018 Full Year Revenue Expectation

NCS is revising its expected consolidated revenue growth rate for 2018 to 35% to 40%, as compared to the 35% to 45% growth rate previously announced. This revision is the result of:

•	Actual revenue performance through the end of the second quarter, including the impact of reduced industry activity in Canada as a result of an extended Spring Break-up;
•	A decline in the Canadian dollar exchange rate, which was approximately 0.80 USD per CAD at the time we initiated our revenue outlook, as compared to approximately 0.76 USD per CAD recently; and
•	Potential moderations in customer activity growth in the second half of 2018 related to elevated basin-level crude oil price differentials in the U.S. and Canada relative to WTI and Brent benchmarks.

NCS continues to deliver sequential improvements in its U.S. business, as demonstrated in its second quarter 2018 revenue performance and the Company continues to expect that its full year consolidated revenue growth will primarily result from increased product sales and services in the U.S.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “I am incredibly proud of our team at NCS. We performed well in Canada, managing through an extended Spring Break-up which led to the Canadian rig count being 9% lower in the second quarter of 2018 as compared to 2017. We are encouraged by the recent increase in industry activity following Spring Break-up.

In the U.S., we achieved sequential quarterly revenue growth of 26% for the second quarter and a growth rate in excess of the increase in industry completions activity, reflecting quarterly increases in sales of sliding sleeves, AirLock casing buoyancy systems and composite frac plugs, as well as an increase in revenue from tracer diagnostics services. During the quarter, we also grew the number of customers that have utilized our fracturing systems technology within the prior twelve months in the U.S. to over 30, reflecting a balance of repeat customers and new customer additions.

We continue to open up new markets for our products and services in international markets, and the frame agreement we signed with a leading North Sea operator demonstrates our ability to continue to introduce technology that can reduce costs and improve efficiencies for our customers.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its second quarter 2018 results on Wednesday, August 8, 2018 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 4296059. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 4296059. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. The Company provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China and Russia. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the Company’s website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; our inability to accurately predict customer demand; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; changes in trade policy, including the impact of additional tariffs; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; complications with the design and implementation of our new enterprise resource planning system; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
Product sales	$27,773	$29,397	$77,881	$74,971
Services	15,625	7,460	36,203	20,522
Total revenues	43,398	36,857	114,084	95,493
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	12,622	15,733	37,325	40,448
Cost of services, exclusive of depreciation and amortization expense shown below	7,290	3,152	16,179	7,791
Total cost of sales, exclusive of depreciation and amortization expense shown below	19,912	18,885	53,504	48,239
Selling, general and administrative expenses	22,125	16,163	43,152	28,935
Depreciation	1,156	678	2,255	1,242
Amortization	3,283	5,973	6,604	11,995
Change in fair value of contingent consideration	213	767	(1,140)	767
(Loss) income from operations	(3,291)	(5,609)	9,709	4,315
Other income (expense)
Interest expense, net	(608)	(2,007)	(1,065)	(3,516)
Other (expense) income, net	(44)	64	40	1,038
Foreign currency exchange gain	106	1,952	289	1,011
Total other (expense) income	(546)	9	(736)	(1,467)
(Loss) income before income tax	(3,837)	(5,600)	8,973	2,848
Income tax (benefit) expense	(1,019)	(855)	(74)	1,245
Net (loss) income	(2,818)	(4,745)	9,047	1,603
Net income (loss) attributable to non-controlling interest	1,235	(254)	2,122	(456)
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(4,053)	$(4,491)	$6,925	$2,059
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.09)	$(0.11)	$0.15	$0.05
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.09)	$(0.11)	$0.15	$0.05
Weighted average common shares outstanding
Basic	44,778	40,198	44,517	37,119
Diluted	44,778	40,198	47,186	40,188

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$33,477	$33,809
Accounts receivable—trade, net	40,394	47,880
Inventories	30,991	33,135
Prepaid expenses and other current assets	3,637	1,616
Other current receivables	5,983	1,369
Total current assets	114,482	117,809
Noncurrent assets
Property and equipment, net	25,691	23,651
Goodwill	179,519	184,478
Identifiable intangibles, net	126,876	136,412
Deposits and other assets	1,416	1,563
Total noncurrent assets	333,502	346,104
Total assets	$447,984	$463,913
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$8,320	$7,448
Accrued expenses	5,292	6,673
Income taxes payable	129	10,561
Current contingent consideration	11,695	—
Other current liabilities	2,361	1,673
Current maturities of long-term debt	2,801	5,334
Total current liabilities	30,598	31,689
Noncurrent liabilities
Long-term debt, less current maturities	22,240	21,702
Noncurrent contingent consideration	—	12,835
Other long-term liabilities	1,224	4,513
Deferred income taxes, net	20,427	24,183
Total noncurrent liabilities	43,891	63,233
Total liabilities	74,489	94,922
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, one share issued and outstanding at
June 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 44,926,665 shares issued and 44,908,317 shares outstanding at June 30, 2018 and 43,931,484 shares issued
and 43,913,136 shares outstanding at December 31, 2017	449	439
Additional paid-in capital	405,550	399,426
Accumulated other comprehensive loss	(77,631)	(66,707)
Retained earnings	31,036	23,864
Treasury stock, at cost; 18,348 shares at June 30, 2018 and at December 31, 2017	(175)	(175)
Total stockholders’ equity	359,229	356,847
Non-controlling interest	14,266	12,144
Total equity	373,495	368,991
Total liabilities and stockholders' equity	$447,984	$463,913

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities
Net income	$9,047	$1,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,859	13,237
Amortization of deferred loan cost	168	289
Share-based compensation	5,332	1,836
Provision for inventory obsolescence	858	—
Deferred income tax benefit	(2,185)	(8,577)
Gain on sale of property and equipment	(16)	(44)
Foreign exchange gain on financing item	—	(1,780)
Write-off of deferred loan costs	—	1,422
Change in fair value of contingent consideration	(1,140)	767
Changes in operating assets and liabilities:
Accounts receivable—trade	6,753	(3,598)
Inventories	391	(4,866)
Prepaid expenses and other assets	(2,066)	(601)
Accounts payable—trade	1,587	60
Accrued expenses	(1,284)	1,407
Other liabilities	284	(679)
Income taxes receivable/payable	(19,093)	6,564
Net cash provided by operating activities	7,495	7,040
Cash flows from investing activities
Purchases of property and equipment	(3,068)	(3,873)
Purchase and development of software and technology	(714)	—
Proceeds from sales of property and equipment	232	137
Proceeds from short-term note receivable	—	1,000
Acquisition of business, net of cash acquired	—	(5,996)
Net cash used in investing activities	(3,550)	(8,732)
Cash flows from financing activities
Equipment note borrowings	—	1,533
Payments on equipment note and capital leases	(846)	(80)
Promissory note borrowings	4,884	2,955
Payments on promissory note	(7,749)	(1,216)
Payment of deferred loan cost related to senior secured credit facility	—	(683)
Payments related to public offering	—	(2,178)
Proceeds from related party note receivable	—	752
Repayment of term note	—	(89,077)
Proceeds from issuance of common stock, net of offering costs	—	151,356
Proceeds from the exercise of options for common stock	802	—
Net cash (used in) provided by financing activities	(2,909)	63,362
Effect of exchange rate changes on cash and cash equivalents	(1,368)	46
Net change in cash and cash equivalents	(332)	61,716
Cash and cash equivalents beginning of period	33,809	18,275
Cash and cash equivalents end of period	$33,477	$79,991
Supplemental cash flow information
Cash paid for income taxes (net of refunds)	$20,830	$3,297
Noncash investing and financing activities
Assets obtained by entering into capital leases	$1,831	$43

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing performance or which, in the case of share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net (loss) income, (loss) income from operations or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

ADJUSTED NET (LOSS) INCOME AND ADJUSTED NET (LOSS) EARNINGS PER DILUTED SHARE

	Three Months Ended				Six Months Ended
	June 30, 2018		June 30, 2017		June 30, 2018		June 30, 2017
	Effect on Net Loss (After- Tax)	Impact on Diluted Loss Per Share	Effect on Net Loss (After- Tax)	Impact on Diluted Loss Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(4,053)	$(0.09)	$(4,491)	$(0.11)	$6,925	$0.15	$2,059	$0.05
Adjustments (after tax)
Write-off of debt issuance costs (a)	—	—	1,076	0.03	—	—	1,070	0.03
IPO-related professional expense (b)	—	—	580	0.01	—	—	1,692	0.04
Acquisition and merger costs (c)	—	—	276	0.01	—	—	506	0.01
Realized and unrealized (gains) losses (d)	(68)	—	(1,480)	(0.04)	(218)	(0.01)	(826)	(0.02)
Change in fair value of contingent consideration (e)	164	—	580	0.01	(833)	(0.02)	577	0.02
Adjusted net (loss) income attributable to NCS Multistage Holdings, Inc.	$(3,957)	$(0.09)	$(3,459)	$(0.09)	$5,874	$0.12	$5,078	$0.13

_____________________

(a)

Includes the remaining debt issuance costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the initial public offering of shares of our common stock (“IPO”) during the three and six months ended June 30, 2017.

(b)	Represents non-capitalizable costs of professional services incurred in connection with our IPO.
(c)	Represents costs of professional services incurred in connection with our acquisition of a 50% interest in Repeat Precision and Spectrum acquisition.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(e)	Represents the change in the fair value of the earn-outs associated with our acquisitions.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net (loss) income	$(2,818)	$(4,745)	$9,047	$1,603
Income tax (benefit) expense	(1,019)	(855)	(74)	1,245
Interest expense, net (a)	608	2,007	1,065	3,516
Depreciation	1,156	678	2,255	1,242
Amortization	3,283	5,973	6,604	11,995
EBITDA	1,210	3,058	18,897	19,601
Share-based compensation (b)	2,958	1,499	5,332	1,836
Professional fees (c)	866	1,155	762	2,946
Unrealized foreign currency loss (d)	6	19,361	1,657	19,440
Realized foreign currency gain (e)	(112)	(21,313)	(1,946)	(20,451)
Change in fair value of contingent consideration (f)	213	767	(1,140)	767
Other (g)	189	246	430	(136)
Adjusted EBITDA	$5,330	$4,773	$23,992	$24,003
Adjusted EBITDA Margin	12%	13%	21%	25%

_____________________

(a)

Includes the remaining debt issuance costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the IPO during the three and six months ended June 30, 2017.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our IPO, financings, refinancings, legal proceedings and the evaluation of proposed and completed acquisitions.
(d)	Represents unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(e)	Represents realized foreign currency translation gains and losses with respect to principal and interest payments related to our indebtedness.
(f)	Represents the change in the fair value of the earn-outs associated with our acquisitions.
(g)

Represents the impact of a research and development subsidy that is included in income tax (benefit) expense in accordance with GAAP, fees incurred in connection with refinancing our credit facilities, arbitration awards, board of directors fees and travel expenses prior to our IPO as permitted by the terms of our prior credit agreement and other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUE BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
United States
Product sales	$16,309	$12,815	$29,886	$25,128
Services	11,396	2,588	19,819	5,350
Total United States	27,705	15,403	49,705	30,478
Canada
Product sales	10,740	12,422	46,438	44,612
Services	3,132	4,059	14,609	13,541
Total Canada	13,872	16,481	61,047	58,153
Other Countries
Product sales	724	4,160	1,557	5,231
Services	1,097	813	1,775	1,631
Total Other Countries	1,821	4,973	3,332	6,862
Total
Product sales	27,773	29,397	77,881	74,971
Services	15,625	7,460	36,203	20,522
Total	$43,398	$36,857	$114,084	$95,493